Exhibit 99.1
EARNINGS RELEASE

Investor Contacts:	Media Contact:
Kelly Loeffler, VP, Investor Relations & Corp. Communications	Ellen Resnick
IntercontinentalExchange	Crystal Clear Communications
770-857-4726	773-929-9292 (o); 312-399-9295 (c)
kelly.loeffler@theice.com	eresnick@crystalclearPR.com

Sarah Stashak, Director, Investor & Public Relations
IntercontinentalExchange
770-857-0340
sarah.stashak@theice.com
IntercontinentalExchange, Inc. Reports Record Third Quarter
Revenues and Net Income; Diluted EPS $0.93
•	Revenues Up 60% to $151.7 MM
•	Net Income Rises 53% to $66.7 MM
•	Record Volume for ICE Futures Europe and ICE Global OTC Segments
ATLANTA, GA (October 25, 2007) — IntercontinentalExchange, Inc. (NYSE: ICE) reported record consolidated net income for the third quarter of 2007 of $66.7 million, a 52.8% increase compared to $43.6 million for the third quarter of 2006. Diluted earnings per share in the third quarter were $0.93, an increase of 27.4% over the prior year’s third quarter of $0.73. Consolidated revenues in the third quarter increased 60.3% to a record $151.7 million, from $94.7 million in the third quarter of 2006. This marks ICE’s seventh consecutive quarter of record revenues.
Revenue growth was driven by record volumes at ICE Futures Europe and in ICE’s global over-the-counter (OTC) business segment. Growth was also strong at ICE Futures U.S. and the company’s market data business segment. ICE’s average daily volume (ADV) for its global commodity and financial futures and OTC markets was 1.5 million contracts in the third quarter of 2007, a 32.4% increase compared to 1.1 million in the third quarter of 2006.
Third quarter volumes reflect the completed acquisitions of the Winnipeg Commodity Exchange, Inc. (WCE) and ChemConnect. Also during the quarter, ICE entered into an agreement to acquire Chatham Energy Partners (Chatham) that subsequently closed on October 1, 2007.
“We are proud to report another quarter of strong financial performance along with the successful execution of strategic initiatives and customer-focused innovations that support our transformation into a global exchange operator with multiple asset classes and businesses. We continue to expand our core energy and agricultural commodities markets, while acquiring and integrating new businesses and pursuing organic growth in our markets, and in clearing and risk management,” said ICE Chairman and CEO Jeffrey C. Sprecher. “During the quarter, we also completed one of the final stages of a multi-year development project to enhance our technology platform. Execution times on the ICE trading platform now average 12 milliseconds per trade in our futures markets, which, together with an attractive suite of benchmark commodity and financial products, continues to increase the satisfaction of our existing customers and attract new customers to ICE.”
Sprecher continued: “As we look to 2008 and beyond, we are focused on a range of growth initiatives in addition to our core commodities markets, including leveraging our newly acquired businesses and our strategic partnerships with NGX and Platts, building upon our exclusive Russell Index agreement, and transitioning our energy clearing business to ICE Clear Europe as we build our global clearing enterprise. These initiatives, together with continued product innovation and investments in technology, offer a solid foundation for long-term growth.”
Third Quarter Results
ICE’s third quarter 2007 consolidated revenues increased 60.3% to $151.7 million compared to $94.7 million in revenues in the third quarter of 2006. Consolidated transaction fee revenues increased 56.2% to $131.1 million in the third quarter of 2007, from $83.9 million in the third quarter of 2006. The increase in transaction revenue was driven primarily by the addition of ICE Futures U.S. and implementation of around-the-clock electronic trading in its markets, strong trading volume in the futures and global OTC business segments, and the entry of new participants in ICE’s markets.
Transaction fee revenues at ICE Futures Europe totaled $46.4 million in the third quarter of 2007, an increase of 24.8% over $37.2 million in the same period in 2006. In the third quarter of 2007, ADV for ICE Futures Europe rose 33.8% to 552,537 contracts, compared to 412,997 contracts in the third quarter of 2006. The continued adoption of electronic trading in the energy markets and strong performance in ICE’s global oil and refined futures complex contributed to the solid growth in volume. Rate per contract (RPC) for ICE Futures Europe was $1.29 in the third quarter of 2007, compared to $1.29 in the second quarter of 2007 and $1.38 in the third quarter of 2006.
Transaction fee revenues at ICE Futures U.S. and WCE totaled $26.9 million in the third quarter of 2007. ICE introduced electronic trading of ICE Futures U.S. soft commodity futures contracts on February 2, 2007, which attracted new market users and produced growth in new volume and open interest. ICE Futures U.S. and WCE recorded total volume in the third quarter of 2007 of 13.4 million contracts. ADV for ICE Futures U.S. and WCE was 221,335 contracts, a 31.3% increase compared to the third quarter of 2006. RPC for ICE Futures U.S. agricultural commodity products totaled $2.07 in the third quarter of 2007, with September RPC of $2.18. This compared to $1.85 in the second quarter of 2007 and $1.55 in the third quarter of 2006.
Third quarter 2007 transaction fee revenues in the OTC business segment increased 23.5% to $57.8 million, compared to $46.7 million in the same period in 2006. Average daily commissions increased 20.6% to a record $890,092, compared to $738,074 per day in the third quarter of 2006. Average daily commissions reflect daily trading activity in the company’s OTC markets. Cleared contracts accounted for 84.4% of OTC contract volume during the third quarter of 2007 compared to 86.1% in the prior year’s third quarter.
Consolidated market data fee revenues in the market data business segment increased 76.7% during the third quarter of 2007 to $17.2 million compared to $9.8 million in the same period in 2006. Consolidated other revenues increased $2.4 million during the third quarter to $3.4 million from $1.0 million in the same period in 2006.
Consolidated operating expenses for the third quarter of 2007 were $50.9 million, an increase of 73.7% compared to $29.3 million in the same period of 2006. This increase is primarily attributable to $14.2 million in ICE Futures U.S. operating expenses, $2.3 million in amortization expenses on the ICE Futures U.S. intangibles and higher compensation expenses during the third quarter due to non-cash compensation expenses recognized under SFAS No. 123(R) and an increase in employee headcount. In addition, expenses relating to the establishment of ICE Clear Europe were $1.2 million during the third quarter of 2007 and $2.6 million year to date in line with earlier guidance.
Third quarter 2007 consolidated operating income was $100.9 million, up 54.3% compared to $65.4 million in the same period in 2006. Operating margin was 66.5% for the third quarter of 2007, compared to 69.1% for the same period in 2006.
The effective tax rate for the third quarter of 2007 was 32.8%, compared to 35.9% for the third quarter of 2006.
Capital expenditures for the first nine months of 2007 were $25.8 million, compared to $8.4 million in the same period of 2006. Capital expenditures primarily related to hardware purchases to enhance the company’s electronic trading and clearing technology and related infrastructure. Capitalized software development costs totaled $8.5 million for the first nine months of 2007, up from $4.7 million in the same period last year.
Unrestricted cash and investments were $193.1 million as of September 30, 2007. At the end of the third quarter, the company had $231.3 million in debt as a result of the acquisition of ICE Futures U.S., which was completed on January 12, 2007.
Additional Information
•	ICE expects year-end headcount in the range of 520 to 530 employees. Headcount reflects synergies at ICE Futures U.S., offset by additions through acquisitions, including ChemConnect, Chatham and WCE, and in the areas of clearing and technology.

•	Non-cash compensation expense is expected to be in the range of $17 million to $20 million for 2007, a slight decrease over prior guidance.

•	ICE expects expenses relating to the Russell licensing agreement to be in the range of $1.5 million to $1.7 million for the fourth quarter of 2007 and $2.9 million to $3.3 million for the first half of 2008. At the commencement of the exclusivity period for the Russell licensing agreement, ICE expects expenses relating to the agreement to be in the range of $6.3 million to $7.8 million per quarter. The actual expenses may vary depending on actual trading volume.

•	ICE’s consolidated tax rate is expected to be in the range of 34% to 36% for the fourth quarter of 2007.

•	ICE forecasts the diluted share count for the fourth quarter of 2007 to be in the range of 71.4 million to 72.2 million weighted average shares outstanding, and the diluted share count for fiscal year 2007 to be in the range of 70.3 million to 71.3 million weighted average shares outstanding.
Earnings Conference Call Information
ICE will hold a conference call today, October 25, at 8:30 a.m. ET to review its third quarter financial results. A live audio webcast of the earnings call will be available on the company’s website at www.theice.com under About ICE/Investors & Media. Participants may also listen via telephone by dialing (888) 202-2422 if calling from the United States, or (913) 981-5592 if dialing from outside of the United States. For participants on the telephone, please place your call ten minutes prior to the start of the call.

The call will be archived on the company’s website for replay. A telephone replay of the earnings call will also be available at (888) 203-1112 for callers within the United States and at (719) 457-0820 for callers outside of the United States. The passcode for the replay is 1944965.
Historical futures volume and OTC commission data can be found at: https://www.theice.com/records_volumes.jhtml
About IntercontinentalExchange
IntercontinentalExchange® (NYSE: ICE) operates global commodity and financial products marketplaces, including the world’s leading electronic energy markets and soft commodity exchange. ICE’s diverse futures and over-the-counter (OTC) markets offer contracts based on crude oil and refined products, natural gas, power and emissions, as well as agricultural commodities including canola, cocoa, coffee, cotton, ethanol, orange juice, wood pulp and sugar, in addition to foreign currency and equity index futures and options. ICE® conducts its energy futures markets through ICE Futures Europesm, its London-based futures exchange, which offers the world’s leading oil benchmarks and trades nearly half of the world’s global crude futures in its markets. ICE conducts its soft commodity, foreign exchange and equity index markets through its U.S. futures exchange, ICE Futures U.S.sm, which provides global futures and options markets, as well as clearing services through ICE Clear U.S.sm In August 2007, ICE acquired the Winnipeg Commodity Exchange Inc., the leading agricultural futures exchange in Canada. ICE’s state-of-the-art electronic trading platform brings market access and transparency to participants in more than 50 countries. ICE was added to the Russell 1000® Index in June 2006 and the S&P 500 Index in September 2007. Headquartered in Atlanta, ICE also has offices in Calgary, Chicago, Dublin, Houston, London, New York, Singapore and Winnipeg. For more information, please visit www.theice.com.
Forward-Looking Statements
This press release may contain “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Statements regarding IntercontinentalExchange’s business that are not historical facts are forward-looking statements that involve risks, uncertainties and assumptions that are difficult to predict. These statements are not guarantees of future performance and actual outcomes and results may differ materially from what is expressed or implied in any forward-looking statement. The factors that might affect our performance, include, but are not limited to: our business environment; increasing competition; our ability to keep pace with rapid technological developments, including clearing developments; our initiative to create a European based clearing house; the accuracy of our expectations of various costs; the synergies and benefits from the merger with ICE Futures U.S., as well as other acquisitions and transactions; our belief that cash flows will be sufficient to fund our working capital needs and capital expenditures, at least through the end of 2008; our ability to increase the connectivity to our marketplace, expand our market data business, develop new products and services, and pursue strategic acquisitions and alliances, all on a timely, cost-effective basis; our ability to maintain existing market participants and attract new ones; our ability to protect our intellectual property rights and our ability to operate our business without violating the intellectual property rights of others; the impact of any changes in domestic and foreign regulations or government policy, including any changes or reviews of previously issued regulations and policies; potential adverse litigation results; our belief that our electronic trade confirmation service could attract new market participants; and our belief in our electronic platform and disaster recovery system technologies. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see ICE’s Securities and Exchange Commission (SEC) filings, including, but not limited to, the risk factors in ICE’s Annual Report on Form 10-K for the year ended December 31, 2006, and the Quarterly Reports on Form 10-Q for the quarters ended March 31 and June 30, 2007, each as filed with the SEC on February 26, 2007, May 4, 2007 and July 27, 2007, respectively. These filings are also available in the Investors & Media section of our website. You should not place undue reliance on forward-looking statements, which speak only as of the date of this Press Release. Except for any obligations to disclose material information under the Federal securities laws, ICE undertakes no obligation to publicly update any forward-looking statements to reflect events or circumstances after the date of this Press Release.

Consolidated Unaudited Financial Statements
INTERCONTINENTALEXCHANGE, INC. AND SUBSIDIARIES
CONSOLIDATED UNAUDITED STATEMENTS OF INCOME
(IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

	Three Months
	Ended Sept 30,
	2007	2006
Revenues:
Transaction fees, net	$131,090	$83,937
Market data fees	17,225	9,749
Other	3,420	976

Total revenues	151,735	94,662

Operating expenses:
Compensation and benefits	23,009	12,987
Professional services	6,650	2,798
Patent royalty	—	3,151
CBOT merger-related transaction costs	144	—
Selling, general and administrative	12,170	7,017
Depreciation and amortization	8,898	3,327

Total operating expenses	50,871	29,280

Operating income	100,864	65,382

Other income (expense):
Interest income	3,123	2,956
Interest expense	(5,015)	(56)
Other income (expense), net	302	(169)

Total other income (expense), net	(1,590)	2,731

Income before income taxes	99,274	68,113
Income tax expense	32,593	24,467

Net income	$66,681	$43,646

Earnings per common share:
Basic	$0.96	$0.77

Diluted	$0.93	$0.73

Weighted average common shares outstanding:
Basic	69,439	56,792

Diluted	71,347	59,612

INTERCONTINENTALEXCHANGE, INC. AND SUBSIDIARIES
CONSOLIDATED UNAUDITED BALANCE SHEET
(IN THOUSANDS)

Sept 30,
2007
ASSETS
Current assets:
Cash and cash equivalents	$92,825
Restricted cash	16,962
Short-term investments	100,254
Customer accounts receivable:
Trade, net of allowance for doubtful accounts	58,581
Related-parties	233
Income taxes receivable	12,737
Margin deposits and guaranty funds	749,561
Prepaid expenses and other current assets	15,586

Total current assets	1,046,739

Property and equipment, net	60,768

Other noncurrent assets:
Goodwill	1,007,779
Other intangible assets, net	518,537
Cost method investments	38,758
Other noncurrent assets	11,635

Total other noncurrent assets	1,576,709

Total assets	$2,684,216

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$33,447
Accrued salaries and benefits	12,368
Current portion of licensing agreement	12,594
Current portion of long-term debt	37,500
Income taxes payable	19,812
Margin deposits and guaranty funds	749,561
Other current liabilities	7,426

Total current liabilities	872,708

Noncurrent liabilities:
Noncurrent deferred tax liability, net	115,151
Long-term debt	193,750
Noncurrent portion of licensing agreement	88,593
Unearned government grant	10,922
Other noncurrent liabilities	16,703

Total noncurrent liabilities	425,119

Total liabilities	1,297,827

SHAREHOLDERS’ EQUITY:
Common stock	707
Treasury stock, at cost	(27,121)
Additional paid-in capital	1,017,062
Retained earnings	367,056
Accumulated other comprehensive income	28,685

Total shareholders’ equity	1,386,389

Total liabilities and shareholders’ equity	$2,684,216